Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Booz Allen Hamilton Holding Corporation:

•Form S-3 No. 333-273531
•Form S-3 No. 333-273531-01
•Form S-8 No 333-205956
•Form S-8 POS No. 333-205956
•Form S-8 No 333-171288
•Form S-8 POS No. 333-171288

of our reports dated May 23, 2025, with respect to the consolidated financial statements of Booz Allen Hamilton Holding Corporation and the effectiveness of internal control over financial reporting of Booz Allen Hamilton Holding Corporation included in this Annual Report (Form 10-K) of Booz Allen Hamilton Holding Corporation for the year ended March 31, 2025.

/s/ Ernst & Young LLP

Tysons, Virginia
May 23, 2025

A member firm of Ernst & Young Global Limited